UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2015

PROVISION HOLDING, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-127347	20-0754724
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

9253 Eton Avenue, Chatsworth, California 91311

(Address of principal executive offices) (Zip Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On December 30, 2015, the Board of Directors of Provision Holding, Inc. (the “Company”) authorized the issuance of 1,000 shares of the Company’s Series A Preferred Stock (the “Series A Preferred Stock”) to the Company’s President and Chief Executive Officer, Curt Thornton, for $0.10 per share. The terms of the Series A Preferred Stock are discussed more fully in Item 3.03 of this filing.

The securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Item 3.03 Material Modification to Rights of Security Holders.

On December 30, 2015, the Company filed a Certificate of Designation for its Series A Preferred Stock with the Secretary of State of Nevada designating 1,000 shares of its authorized preferred stock as Series A Preferred Stock. The shares of Series A Preferred Stock shall have a par value of $0.001 per share. The Series A Preferred Shares does not have a dividend rate or liquidation preference and are not convertible into shares of common stock. The shares of the Series A Preferred Stock shall be automatically redeemed by the Company at $0.10 per share on the first to occur of the following triggering events: (i) 90 days following the date on which this Certificate of Designation is filed with the Secretary of State of Nevada or (ii) on the date that Mr. Thornton ceases, for any reason, to serve as officer, director or consultant of the Company.

For so long as any shares of the Series A Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to vote in an amount equal to 51% of the total vote (representing a majority voting power) effecting an increase in the authorized common stock of the Company. Such vote shall be determined by the holder(s) of the then issued and outstanding shares of Series A Preferred Stock. For example, if there are 10,000 shares of the Company’s common stock issued and outstanding at the time of a shareholder vote, the holders of the Series A Preferred Stock, will have the right to vote an aggregate of 10,408 shares, out of a total number of 20,408 shares voting.

The adoption of the Series A Preferred Stock and its issuance to Mr. Thornton was taken to allow the Company to increase the Company’s authorized shares of common stock. This brief description of the Certificate of Designation is only a summary and is qualified in its entirety by reference to the full text of the Certificate of Designation as attached to this Current Report on Form 8-K as Exhibit 3.1.

Item 5.01 Changes in Control of Registrant.

On December 30, 2015, the Company authorized the issuance of 1,000 shares of Series A Preferred Stock to the Company’s Chief Executive Officer and Director, Curt Thornton. As a result of the super majority voting power of the Series A Preferred Stock described above, Mr. Thornton will have the power to control the voting of shares of common stock of the Company with respect to an increase in the authorized common shares of the Company and as such on such date, a change in control occurred. On December 30, 2015, Mr. Thornton beneficially owned 7,075,200 shares of the Company's common stock (representing approximately 9.2% of the outstanding common stock on such date). Upon the issuance of the 1,000 shares of the Company’s Series A Preferred Stock, Mr. Thornton has the voting equivalent to greater than 51% of the Company's voting stock as of December 30, 2015.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 30, 2015, the Company amended its Articles of Incorporation for the creation of its Series A Preferred Stock. The rights and privileges of the Series A Preferred Stock are discussed more fully above, and the full text of the form of the Certificate of Designation is attached to this Current Report on Form 8-K as Exhibit 3.1.

On December 31, 2015, the Company amended its Articles of Incorporation by filing a Certificate of Amendment with the Secretary of State of Nevada to effect an increase in the number of the Company’s authorized common shares from 100,000,000 to 200,000,000. The increase in the authorized number of shares of common stock was approved by the Board of Director of the Company on December 30, 2015 and holders of more than 50% of the voting power of the Company’s capital stock on December 31, 2015. The Company’s ticker symbol and CUSIP remain unchanged.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

3.1	Series A Certificate of Designation of Provision Holding, Inc.

3.2	Certificate of Amendment of Provision Holding, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVISION HOLDING, INC.

January 6, 2016	By:	/s/ Curt Thornton
Name: Curt Thornton Title: President and Chief Executive Officer

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